                        FORTIS BENEFITS INSURANCE COMPANY
                               St. Paul, Minnesota
                                 A Stock Company

                       KELMOORE STRATEGY VARIABLE ANNUITY


We will pay the Annuitant the first of a series of annuity payments on the Annuity Commencement Date. Subsequent payments will be paid on the same day of each month according to the provisions of this contract. THE AMOUNT OF THE DEATH BENEFIT WILL BE VARIABLE, AND WILL INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS OF THE SUBACCOUNTS OF THE SEPARATE ACCOUNT IF THE ENHANCED DEATH BENEFIT RIDER IS NOT ATTACHED TO THIS CONTRACT. HOWEVER, IF THAT RIDER IS ATTACHED THE AMOUNT OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS OF THE SUBACCOUNTS OF THE SEPARATE ACCOUNT.

THE CONTRACT VALUE UNDER THIS POLICY INCREASES OR DECREASES DEPENDING ON INVESTMENT RESULTS OF THE SUBACCOUNTS OF THE SEPARATE ACCOUNT. THERE IS NO GUARANTEED MINIMUM CONTRACT VALUE.

This contract is issued in consideration of the payment of the Purchase Payment shown on the contract data page.

Signed at the Home Office, St. Paul, Minnesota, on the contract date.

                            RIGHT TO RETURN CONTRACT

You may cancel this contract by delivering or mailing a Written notice or sending a telegram to the company and returning the contract before midnight of the tenth day after the date You receive it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any Separate Accounts under the contract and (b) the cash value of the contract, or if the contract does not have a cash value, the reserve for the contract, on the date the returned contract is received by the company or its agent. The company must return the payment within 10 days after it receives notice of cancellation and the returned contract.


      DEAN C. KOPPERUD                                      PEGGY ETTESTAD
    SENIOR VICE PRESIDENT                                SENIOR VICE PRESIDENT


FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY-NON-PARTICIPATING. NO DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGE SIX .



KSVA

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                          READ YOUR CONTRACT CAREFULLY


This contract is a legal contract between the contract owner and Fortis Benefits Insurance Company.





                                TABLE OF CONTENTS

                                                                          Page #

DEFINITIONS...................................................................2

   ANNUITANT..................................................................2

GENERAL PROVISIONS............................................................4

   ASSIGNMENT AND OWNERSHIP RIGHTS............................................4
   BENEFICIARY................................................................5
   PURCHASE PAYMENTS..........................................................5
   TERMINATION................................................................5

SEPARATE ACCOUNT..............................................................6


TRANSFERS.....................................................................7


SURRENDERS....................................................................7


DEATH BENEFIT.................................................................9


FIXED ANNUITY PAYMENTS.......................................................11


VARIABLE ANNUITY PAYMENTS....................................................11





Any contract amendments or endorsements follow the contract data page. Additional benefits added by rider follow the Optional Annuity Forms Tables.



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                               CONTRACT DATA PAGE


ANNUITANT:                                  JOHN DOE

OWNER:                                      JOHN DOE

CONTRACT NUMBER:                            A12300

BENEFICIARY AT ISSUE:                       JANE DOE

CONTRACT AND ISSUE DATE:                    MAY 1, 1998

ANNUITY COMMENCEMENT DATE:                  MARCH 1, 2040

THE SURRENDER CHARGE IS 8% of each Purchase Payment for the first year and decreases to 7%, 6%, 5%, 4%, 3%, 2% in years two through seven, respectively. Details can be found on pages through .

THE MINIMUM CONTRACT VALUE IS $1000.

THE MAXIMUM ASSET CHARGE FACTOR for the base contract is 1.15% annually, or 0.0031507% daily.

THE MAXIMUM ENHANCED DEATH BENEFIT RIDER ASSET CHARGE FACTOR IS 0.45% or 0.0012329% daily. The combined base contract and optional rider asset charge factor total is 1.60% annually or 0.0043836% daily.

                                         CURRENT                    MAXIMUM
                                         -------                    -------
TRANSFER CHARGE                           $0.00                     $25.00

INITIAL PURCHASE PAYMENT: $5,000

FUTURE ALLOCATION OF NET PURCHASE PAYMENTS

Shown below is the Net Purchase Payment allocation You selected at the contract Issue Date:

                  [SUBACCOUNT(S)]                             [PERCENTAGE(S)]
                   -------------                               -------------

[KELMOORE STRATEGY(TM)VARIABLE FUND]
[KELMOORE STRATEGY(TM)VARIABLE EAGLE FUND]
[                            ]
[                            ]
[                            ]
                                      [                            ]

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                                   DEFINITIONS

WE, US, OUR
Fortis Benefits Insurance Company.

YOU, YOUR
The owner of this contract, or after the annuity commencement date, the Annuitant.

ACCUMULATION UNIT
A unit of measurement used to calculate the value of Your interest in the Separate Account before the annuity commencement date.

ANNUITANT
The person or persons named in the Application and on whose life the first annuity payment is to be made.

ANNIVERSARY, ANNIVERSARIES
After the contract date, the same day and month in each subsequent year.

ANNUITY UNIT
A unit of measurement to calculate Variable Annuity payments.

APPLICATION
The document You signed, if any, to apply for this contract.

BENEFICIARY
The person entitled to receive benefits as per the terms of the contract in case of the death of the Annuitant or the contract owner, as applicable.

CONTRACT VALUE
The total of the Separate Account value.

CONTRACT YEAR
A period of 12 consecutive months beginning on the Issue Date or any Anniversary thereafter.

DESIGNATED BENEFICIARY
The person designated as the Beneficiary by the contract owner.

FIXED ANNUITY
An annuity under which We promise to pay the Annuitant or other properly designated payee one or more fixed payments.

FUND
The "Fund" or "Funds" are those investment portfolios available under the contract to which the owner may allocate Net Purchase Payments, each of which is, or is a series of, a management investment company registered under the Investment Company Act of 1940.

HOME OFFICE
Our office at 500 Bielenberg Drive, Woodbury, Minnesota 55125; 1-800-800-2000, extension 3057; Mailing address: P.O. Box 64272, St. Paul, Minnesota 55164.

ISSUE DATE
The date on which this contract becomes effective as shown on the contract data page. NET PURCHASE PAYMENT The gross amount of the Purchase Payment less any applicable premium taxes.

PURCHASE PAYMENT
An amount paid to the company under this contract as consideration for the benefits described herein.



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SEPARATE ACCOUNT
A segregated investment account entitled Variable Account D, established by Us pursuant to applicable law.

SUBACCOUNT
The subaccounts of the Separate Account to which Contract Value may be allocated and earn a return. Each subaccount invests all of its assets in a different Fund having the same investment policies and objectives as that subaccount.

VALUATION DATE
All business days except, with respect to any Subaccount, days on which the related Fund does not value its shares.

VALUATION PERIOD
The period beginning with the close of business on a Valuation Date and ending at the close of business for the next Valuation Date.

VARIABLE ANNUITY
An annuity under which We promise to pay the Annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Subaccounts You select to measure the value of the payment.

WRITTEN, IN WRITING
A written request or notice, signed and dated, and received at Our Home Office. The form and content of the request or notice must be acceptable to Us.


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                               GENERAL PROVISIONS

THE CONTRACT
This contract along with any attached riders or application constitute the entire contract. Any change or waiver of this contract or its provisions must be made In Writing and signed by Our President, Secretary, and Registrar.

CONTROL
You may, during the lifetime of the Annuitant and without the consent of any Beneficiary, assign or surrender this contract, amend or modify it with Our Written consent, and exercise, receive and enjoy every other right, benefit and privilege contained in this contract except as otherwise provided herein.

INCONTESTABILITY
This contract will be incontestable from the contract date.

MISSTATEMENT OF AGE OR SEX
If the age or sex of the Annuitant has been misstated, any amount payable will be that which the Purchase Payments paid would have purchased at the correct age and sex. If We have made any overpayments because of incorrect information about age or sex, or any error or miscalculation, We will deduct the overpayment from the next payment(s) due. We add underpayments to the next payment. The amount of any adjustment will be paid or charged with interest at the rate of 3% per year.

ASSIGNMENT AND OWNERSHIP RIGHTS
The owner may assign his or her interest to another person. We take no responsibility for the validity of any assignment.

An ownership change must be made In Writing and a copy must be sent to Our Home Office. The change will be effective on the date it was made as soon as We record it, although We are not bound by a change until the date it is recorded. Owner and Beneficiary rights are subject to any assignment of record at Our Home Office.

If this contract is part of a qualified plan under the Internal Revenue Code, the ownership cannot be changed in any way unless the change is consistent with the definition of annuity in 401(g) of the Internal Revenue Code, as amended. In this case, the contract cannot be discounted, assigned, or pledged as collateral or security for a loan, or for any other reason to a person other than Us, except by the trustee of an employee trust qualified under the Internal Revenue Code, the custodian of a custodial account treated as such, or the employer under a qualified non-trusteed pension plan.

SETTLEMENT
All benefits under this contract are payable from Our Home Office.

NON-PARTICIPATING
This contract is non-participating and does not share in Our surplus earnings.

OWNERSHIP OF THE ASSETS
We will have exclusive and absolute ownership and control of Our assets, including all assets allocated to the Separate Account. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct.

ANNUITANT
If the person designated as the Annuitant in the application dies before the Annuity Commencement Date and there is an additional annuitant named in the Application who survives, the additional annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the annuitant named in the Application, the owner, if he or she is a natural person, shall become the Annuitant. The contract owner is not permitted to name more than one annuitant under a contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.


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BENEFICIARY
Before the annuity commencement date and while the Annuitant is living, You may name or change a Beneficiary, a successor beneficiary, or the successor owner by giving Us Written notice of the change. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments We make or action We take before receiving Your notice. We need the consent of any irrevocably named person before making a requested change. In the event of the death of a contract owner prior to the annuity commencement date, the Beneficiary will be as follows. The Beneficiary shall be the surviving owner, if any, notwithstanding that the beneficiary designated by the contract owner(s) may be different. Otherwise, the Beneficiary will be the beneficiary designated by the contract owner. If there is no such Designated Beneficiary in effect or if such Designated Beneficiary is no longer living, the estate of the last surviving contract owner will be the Beneficiary.

REPORTS
At least once a year We will send You a report containing information required by the Investment Company Act of 1940 and applicable state laws.

VALUES AND BENEFITS
The values and benefits payable under this contract are at least equal to the minimum values and benefits required by the statutes of the state in which this contract is delivered.

RIGHTS RESERVED BY US
When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes We may make include:

(1) To make the contract meet the requirements of the Investment Company Act of 1940.

(2) To operate the Separate Account in any form permitted by law.

(3) To transfer any assets in any Subaccount to another Subaccount, or to one or more Separate Accounts.

(4) To add, combine or remove Subaccounts in the Separate Account.

(5) To substitute for the Fund shares held in any Subaccount, the shares of another Fund or the shares of another investment company or any other investment permitted by law.

(6) To make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

PURCHASE PAYMENTS
The Purchase Payment shown on the contract data page is due on or before the contract date. We will accept additional Purchase Payments of at least $100 ($50 if made on a systematic plan) at any time after the contract date. We reserve the right to refuse a Purchase Payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS
The initial allocation of Purchase Payments is shown on the contract data page. The percentage allocation for future Purchase Payments among the accounts may be changed at any time by Written notice. Changes in allocations of prior Purchase Payments are subject to the Transfer provision. Changes in the allocation will be effective on the date We receive Your notice. The allocation may be 100% to any account or may be divided among the accounts in whole percentage points totaling 100%.

TERMINATION

This contract remains in force until surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid.

If the Contract Value is less than the Minimum Contract Value shown on the Data Page, We may cancel this contract on any Valuation Date. We will notify You at least 90 days in advance of Our intention to cancel this contract. This cancellation is considered a total surrender of this contract, subject to the surrender charges.

                                SEPARATE ACCOUNT

SUBACCOUNTS
The Separate Account has several Subaccounts, each investing in one of the corresponding Funds. Net Purchase Payments are initially allocated to the Subaccounts as shown on the contract data page.

We will use the Net Purchase Payments to purchase Fund shares applicable to the Subaccounts at their net asset value. We will be the owner of all Fund shares purchased with the Net Purchase Payment.

SUBACCOUNT ACCUMULATION UNITS
Purchase Payments received under this contract and allocated to the Separate Account will be credited in the form of Subaccount Accumulation Units. The number of Subaccount Accumulation Units is found by dividing the amount of the Net Purchase Payment allocated to the Subaccount by the Subaccount Accumulation Unit value at the end of the Valuation Period in which the Purchase Payment was received at the Home Office. The value of each Subaccount Accumulation Unit was arbitrarily set as of the date the Subaccount first purchased the Fund shares. Subsequent values on any Valuation Date are equal to the previous Subaccount Accumulation Unit value times the net investment factor for the Valuation Period ending on that Valuation Date.

SEPARATE ACCOUNT VALUE
Your Separate Account value is the total of the values of Your interest in each Subaccount, which for that Subaccount is equal to (1) multiplied by (2) as set forth below:

(1)  the number of Subaccount Accumulation Units.
(2)  Multiplied by the Subaccount Accumulation Unit value.

Your Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value of Your interest in the Subaccounts.

NET INVESTMENT FACTOR
The net investment factor is an index number which reflects charges to this contract and the investment performance during a Valuation Period. If the net investment factor is greater than one, the Subaccount Accumulation Unit value has increased. If it is less than one, then the Subaccount Accumulation Unit value has decreased. The net investment factor for a Subaccount is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1)  is the net result of:

     (a) the net asset value per share of the Fund shares held in the Subaccount, determined at the end of the current Valuation Period.

     (b) Plus the per share amount of any dividend or capital gain distributions made on the Fund shares held in the Subaccount during the current Valuation Period.

     (c) Minus a per share charge for the increase Plus a per share credit for the decrease, in any income taxes reserved for which We determine to have resulted from the investment operations of the Subaccount or any other taxes which are applicable to this contract.

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


(2) is the net asset value per share of the Fund shares held in the Subaccount, determined at the beginning of the current Valuation Period.

(3) is a factor representing the mortality risk, expense risk, administrative expense charge, and rider charges, if any. We will determine the asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor(s) as specified on the Contract Data Page.

                                  PREMIUM TAXES

Premium taxes, if any, levied by any unit of government will be deducted from the Contract Value.

                                 CONTRACT VALUE

Your Contract Value is the total value of Your interest in each subaccount of the Separate Account.

                                    TRANSFERS

We will make transfers from one Subaccount to another Subaccount at the end of the Valuation Period in which We receive Your request for the transfer . We reserve the right to restrict the frequency of, or otherwise modify, condition, terminate, or impose charges upon transfers. The current and maximum transfer charges are shown on the Contract Data Page.

                                   SURRENDERS

FULL SURRENDER
At any time prior to the annuity commencement date You may make a full surrender of this contract by sending Us a Written request. The amount payable on surrender is:

(1) the Contract Value at the end of the Valuation Period in which We receive Your request;
(2) Minus any applicable surrender charge.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the above surrender amount, this contract is terminated and We have no further obligation under this contract.

All collateral assignees must consent to any surrender. We may require that this contract be returned to Our Home Office prior to making payment.

PARTIAL SURRENDER
At any time prior to the annuity commencement date You may surrender a portion of the Contract Value by sending Us a Written request.

You must surrender an amount equal to at least $500 including any surrender charge. The remaining Contract Value, if any, must be greater than the minimum stated on the Contract Data Page.

We will surrender Subaccount Accumulation Units from the Separate Account so that the total amount surrendered equals the sum of the following:

(1)  the dollar amount of Your partial surrender request.
(2)  Plus any surrender charges.

You must specify the Subaccount(s) from which surrender is to be made. Surrenders will be made effective at the end of the Valuation Period in which We receive Your request. If You do not specify, the partial surrender will be taken from the Subaccounts on a pro rata basis.

GENERAL SURRENDER PROVISIONS
The amount surrendered will normally be paid to You within seven days of:


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(1) Our receipt of Your Written request; and
(2) Our receipt of this contract, if required.

We reserve the right to defer payment of surrenders from the Separate Account during any period which the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exist which may make such payment impractical.



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                                SURRENDER CHARGES

AMOUNT OF SURRENDER CHARGE
A surrender charge is imposed on the surrender of any Purchase Payment less than [seven] years old which is not eligible for a free surrender. The amount of the surrender charge is determined separately for each Purchase Payment and is expressed as a percentage of the Purchase Payment as follows:


   Number of Years Since                          Surrender Charge as a
 Purchase Payment was Credited               Percentage of Purchase Payment
 -----------------------------               ------------------------------

        [Less than 1                                       8%
  At least 1 but less than 2                               7%
  At least 2 but less than 3                               6%
  At least 3 but less than 4                               5%
  At least 4 but less than 5                               4%
  At least 5 but less than 6                               3%
  At least 6 but less than 7                               2%
         7 or more                                         0%]

ORDER OF SURRENDER
For purposes of calculations for full or partial surrenders, amounts are determined as of the Valuation Date we receive Your surrender request. Surrenders will be deemed to be taken from the Contract Value in the following order:

(1) Old Purchase Payments - Purchase Payments that are more than seven years old and not previously surrendered.
(2) New Purchase Payments - Purchase Payments that are less than seven years old and not previously surrendered.
(3) Earnings - the current contract value minus the original value of all Purchase Payments not previously surrendered.

FREE SURRENDER
Surrenders taken from the following amounts are not subject to a surrender charge:

(1)  Old Purchase Payments.
(2) In each Contract Year, 10% of all Purchase Payments that are less than seven years old.
(3)  Earnings.

SURRENDER CHARGES AT DEATH OR ANNUITIZATION
No surrender charge is imposed upon amounts applied to purchase an annuity or upon payment of a death benefit.

                                  DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE
A death benefit will be paid to the Beneficiary if, prior to the annuity commencement date:

(1) the contract owner dies, or
(2) the last remaining Annuitant dies, leaving no surviving contract owner who is a natural person.

DEATH BENEFIT AMOUNT
The death benefit will be the Contract Value as of the date used for valuing the death benefit.


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LIMITATION OF DEATH BENEFIT AMOUNT
Irrespective of the above, in no event will the amount payable as a death benefit under this contract result in the excess of:

(1) the total amount of the death benefit paid on all Fortis Benefits Insurance Company annuity policies upon the death of the Owner, over

(2) the total Contract Value as of the date of valuation of the death benefit on all such Fortis Benefits Insurance Company annuity policies exceeding $500,000.00. The excess reduction will be applied entirely under this contract if there are no other Fortis annuity contracts, or if such other contracts do not contain a similar limitation. If such other contracts contain a similar limitation, this limitation will be applied on a proportionate basis to all such contracts with this limitation.

PAYMENT OF DEATH BENEFIT
The death benefit will be paid when We receive:

(1) proof of the decedent's death; and
(2) a Written request from the Beneficiary for either a single sum or payment under an annuity form.

We will pay a single sum to the Beneficiary unless an annuity option is chosen.

DEATH BENEFIT ON OR AFTER THE ANNUITY COMMENCEMENT DATE
If the Annuitant dies on or after the annuity commencement date, the Beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

DISTRIBUTION OF PROCEEDS AT DEATH OF OWNER
If the owner under a non-qualified contract dies prior to the Annuitant and before the annuity commencement date, the death benefit must be distributed to the Beneficiary, if then alive, either (1) within five years after the date of Your death, or (2) over some period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of Your death. The person named as Your beneficiary in the Application shall be considered the Designated Beneficiary for the purposes of Section 72(s) of the Internal Revenue Code and if no person then living has been so named, then the Annuitant will automatically be the Designated Beneficiary for this purpose. In all cases, any such Designated Beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

These mandatory distribution requirements will not apply when the Beneficiary is the spouse of the deceased owner, if the spouse elects to continue this contract in the spouse's own name, as owner. When the deceased owner was also the Annuitant, the surviving spouse (if the Beneficiary) may elect to be named as both owner and Annuitant and continue this contract.

If the payee dies after the annuity commencement date and before all of the payments under the annuity form have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as the method of distribution then in effect.

PROOF OF DEATH
We accept any of the following as proof of death:

(1)  A copy of a certified death certificate.
(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.
(3) A Written statement by a medical doctor who attended the deceased at the time of death.
(4)  Any other proof satisfactory to Us.

                               PAYMENT OF BENEFITS

GENERAL
On the annuity commencement date, the Contract Value will be applied, as specified by the contact owner, to provide payments to the Annuitant under one or more of the annuity options provided in the contract or under such other settlement options as may be agreed to by Us. If more than one person is named as Annuitant, due to the designation of multiple Annuitants, the contract owner may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE
We apply Your Contract Value to provide a Fixed Annuity, Variable Annuity or some combination according to Your written instructions. If You do not tell Us In Writing how to apply Your Contract Value, We will provide a Fixed Annuity. If the Contract Value on the annuity commencement date is less than $5,000, We may pay the Contract Value in a single sum and cancel this contract.

ANNUITY COMMENCEMENT DATE
The annuity commencement date is selected by You and stated in the Application. You may change the annuity commencement date at any time if We receive Written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date.

If the annuity commencement date does not occur on a Valuation Date that is at least two years after the Issue Date, We reserve the right to change the annuity commencement date to the first Valuation Date that is at least two years after the Issue Date.

FREQUENCY AND AMOUNT OF PAYMENTS
Annuity payments will be made monthly unless We agree to a different payment schedule. We reserve the right to change the frequency of either a Fixed Annuity payment or a Variable Annuity payment so that each payment will be at least $50.

                             FIXED ANNUITY PAYMENTS

Fixed annuity payments start at the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the annuity form selected will be at least as favorable as the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

We may, as of the annuity commencement date, offer for sale, single premium immediate annuity contracts. If so, the annuity benefits available under this contract will be at least as favorable as the benefit available by using the Contract Value to purchase one of Our single premium immediate annuities.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.

                            VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS
We convert the Subaccount Accumulation Units into Subaccount Annuity Units at the values determined at the end of the Valuation Period which contains the annuity commencement date. The number of Subaccount Annuity Units remains constant, as long as an annuity remains in force and allocation among the Subaccounts has not changed.

Each Subaccount Annuity Unit value was arbitrarily set at $10 when the Subaccount first converted Subaccount Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the previous Subaccount Annuity Unit value times the net investment factor for that Subaccount for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of this contract.

Variable annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the illustrated annuity forms, is shown in the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period. Payments after the first payment will vary in amount and are determined on the first Valuation Date of each subsequent payment period. If the payment under the annuity form selected is based on the variable Annuity Unit value of a single Subaccount, the payment is found by multiplying the Subaccount Annuity Unit value on the payment date by the number of Subaccount Annuity Units.

If the payment under the annuity form selected is based upon variable Annuity Unit values of more than one Subaccount, the above procedure is repeated for each applicable Subaccount. The sum of these payments is the Variable Annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

                             OPTIONAL ANNUITY FORMS

You may select an annuity form or change a previous selection. The selection or change must be In Writing and received by Us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, We automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the Fixed Annuity payments and the Variable Annuity payments:

OPTION A. Life Annuity - Payments are made as of the first Valuation Date of each monthly period during the Annuitant's life, starting with the annuity commencement date. No payments will be made after the Annuitant dies.

OPTION B.Life Annuity with Payments Guaranteed for 10 Years or 20 Years - Payments are made as of the first Valuation Date of each monthly period starting on the annuity commencement date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, We will continue installments of the guaranteed payments to the Beneficiary.

OPTION C. Joint and Full Survivor Annuity - Payments are made as of the first Valuation Date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. Payments will stop when both the Annuitant and the joint Annuitant have died.

We also have other annuity forms available and information about them can be obtained by Writing to Us.

The annuity tables show the amount of the first annuity payment, for each $1,000 of Contract Value applied under Options A, B, and C.


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


                                  OPTION TABLES

Installments shown are for an initial monthly payment for each $1,000 of Contract Value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by Us, will be computed on an actuarially equivalent basis.

ACTUARIAL BASIS
Installments shown in these tables are based on the 1983 Table a (20/80 Male/Female) and with compound interest at the effective rate of 3% per year.

                      OPTIONS A AND B

---------- ------------ --------------------- ---------------------
                                 10 Year               20 Year
   Age      Life Only   Period                Period
                          Certain and Life      Certain and Life
---------- ------------ --------------------- ---------------------
   50         3.97              3.95                  3.87
   51         4.04              4.01                  3.93
   52         4.10              4.08                  3.98
   53         4.18              4.14                  4.04
   54         4.25              4.22                  4.10
   55         4.33              4.29                  4.16
   56         4.42              4.37                  4.22
   57         4.51              4.46                  4.28
   58         4.61              4.55                  4.35
   59         4.71              4.64                  4.42
   60         4.82              4.74                  4.49
   61         4.93              4.85                  4.56
   62         5.06              4.96                  4.63
   63         5.19              5.07                  4.70
   64         5.33              5.20                  4.77
   65         5.48              5.32                  4.83
   66         5.64              5.46                  4.90
   67         5.81              5.60                  4.97
   68         6.00              5.75                  5.03
   69         6.19              5.91                  5.09
   70         6.41              6.07                  5.15
   71         6.64              6.24                  5.20
   72         6.88              6.42                  5.25
   73         7.15              6.60                  5.29
   74         7.44              6.79                  5.33
   75         7.76              6.99                  5.37

---------- ------------ --------------------- ---------------------

                                    OPTION C
                                   --------------------------------------------
                                           JOINT ANNUITANT AGE
---------- --------- ----------- ----------- ------------ ----------- ---------
                          50          55          60           65          70
               50         3.55        3.66        3.75         3.82        3.87
ANNUITANT      55         3.66        3.81        3.95         4.07        4.16
  AGE          60         3.75        3.95        4.15         4.34        4.49
               65         3.82        4.07        4.34         4.61        4.87
               70         3.87        4.16        4.49         4.87        5.25

---------- --------- ----------- ----------- ------------ ----------- ---------


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                        FORTIS BENEFITS INSURANCE COMPANY
                                 P.O. BOX 64272
                               ST. PAUL, MN 55164

                          ENHANCED DEATH BENEFIT RIDER

This rider is part of the contract or certificate to which it is attached. (Hereafter, the term "contract" means the contract or certificate to which this rider is attached). The measures of the amount of the death benefit payable under the terms of the contract to which the rider is attached are replaced by the following measures such that the amount of the death benefit payable under the contract shall be as set forth below. Any provisions in the contract providing for a limitation of the amount of the death benefit in excess of the contract value continue to apply.

The amount of the death benefit will equal the greatest of the measures set forth in the contract and (1) and (2) below:

(1) The sum of all Net Purchase Payments made, reduced by Pro Rata Adjustments for each withdrawal. The Pro Rata Adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

     (c) the aggregate amount of all prior Net Purchase Payments less Pro Rata Adjustments for all prior withdrawals.

(2) The highest anniversary value of each of the contract's One-Year Anniversaries prior to the earlier of: (a) the date of the decedent's death, or (b) contract owner's attainment of age 80.

     An anniversary value is determined for each applicable anniversary, and is equal to:

     (a) the Contract Value on the anniversary, plus
     (b) any Net Purchase Payments made since the anniversary, reduced by
     (c) Pro Rata Adjustments for any withdrawals made since the anniversary.

     The Pro Rata Adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

     (c) the quantity equal to:

         (i)   the Contract Value on the anniversary, plus

         (ii) Net Purchase Payments made since the anniversary and before the given withdrawal, minus

         (iii) Pro Rata Adjustments for withdrawals made since the anniversary and before the given withdrawal.


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




Subsection (2) makes reference to the age of the contract owner. If the owner is not a natural person, the relevant age will instead be that of the Annuitant.

Subsection(s) 1) and (2) make reference to "Pro Rata Adjustments". A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the Contract Value. Pro Rata Adjustments are made for amounts withdrawn for partial surrenders (which shall be deemed to be an amount surrendered) but not for any contract fee-related surrenders.

CHARGES
An asset charge will be assessed against the Separate Account for this rider. We will determine the rider asset charge factor annually, but in no event may it exceed the Maximum Enhanced Death Benefit Rider Asset Charge Factor as specified on the contract data page.

                              TERMINATION OF RIDER
This rider terminates on the earlier of the following:
1.  The date the contract to which it is attached terminates,
2.  The date the Death Benefit is paid in full, or
3. On the written request of the contract owner to surrender the contract to which it is attached.

Signed for the Company to take effect on the rider effective date.


       DEAN C. KOPPERUD                                  PEGGY ETTESTAD
     SENIOR VICE PRESIDENT                            SENIOR VICE PRESIDENT


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